SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                                FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                     COMMISSION FILE NO.:  0-6754


                        JMBRS LIQUIDATING TRUST
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)


 900 N. Michigan Avenue, Chicago, Illinois                312-915-1987
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             (Address and telephone number of registrant's
                     principal executive offices)


                     LIMITED PARTNERSHIP INTERESTS
       (Title of each class of securities covered by this Form)


                                 NONE
     (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an "X" in the boxes to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ X ]      Rule 12h-3(b)(1)(ii)   [   ]
     Rule 12g-4(a)(1)(ii)   [   ]      Rule 12h-3(b)(2)(i)    [   ]
     Rule 12g-4(a)(2)(i)    [   ]      Rule 12h-3(b)(2)(ii)   [   ]
     Rule 12g-4(a)(2)(ii)   [   ]      Rule 15d-6             [ X ]
     Rule 12h-3(b)(1)(i)    [ X ]

     Approximate number of holders of record as of the certification or notice date:

                     ZERO - Registrant Liquidated

     Pursuant to the requirements of the Securities Exchange Act of 1934, JMBRS LIQUIDATING TRUST has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                      JMBRS LIQUIDATING TRUST


                      By:   GAILEN J. HULL
                            -----------------------------------
                            Gailen J. Hull
                            Former Principal Accounting Officer

Dated:  May 26, 2006



PLEASE NOTE:

The last Form 10-K filed and accepted for the former JMBRS Liquidating Trust was for the period from January 1, 1993 to May 28, 1993 (immediately prior to dissolution and to the payment of the final distribution).